Exhibit 10.1

September 21, 2007

Anne VanLent

Executive Vice President, Chief Financial Officer

Barrier Therapeutics, Inc.

600 College Road East, Suite 3200

Princeton, NJ 08540-6697

Dear Anne:

This is to confirm the agreement (this “Agreement”) between Pacific Growth Equities, LLC (“PGE” or “Pacific Growth”) and Barrier Therapeutics, Inc. (the “Company”) as follows:

1. Financial Advisor. The Company has engaged Pacific Growth to act as a financial advisor in connection with a proposed Sale of Securities, (“the Offering”). PGE is aware the Company has engage JPMorgan to act as sole placement agent in connection with the Offering. Both the Company and PGE acknowledge that PGE is not party to any such agreement or engagement between the Company and JPMorgan, and has not been engaged in any activities related to the Offering prior to the date of this letter. The Company further acknowledges and agrees that Pacific Growth’s engagement hereunder is not an agreement by Pacific Growth to underwrite or purchase any securities or otherwise provide any financing or other such services. Pacific Growth shall provide only financial advisory services.

2. Indemnification and Contribution. In consideration of the engagement hereunder, the Company agrees to the indemnification and contribution provisions set forth in Annex A hereto, which provisions are incorporated by reference herein and constitute a part hereof.

3. Fees and Expenses. As compensation for its services hereunder, the Company agrees to pay Pacific Growth, in cash, at the closing for the sale of Securities a fee of $470,235.

4. Expiration of Engagement. The engagement of PGE as financial advisor and placement agent under Section 1 shall expire on the Closing Date. The expiration of such engagement shall not affect the other provisions of this Agreement, all of which shall remain in effect.

5. Representations and Warranties of the Company. The Company represents, warrants and agrees that:

(a). Except for the issuance of stock options and common stock issuable upon exercise of outstanding options and warrants, the Company will not, from the date of this letter until the final closing of the Offering or the termination of this Agreement before such a closing, offer to sell, solicit offers to purchase, or sell any securities of the Company without PGE’s written consent. In addition, the Company will not, for a period of 90 days after the final closing date of the Offering offer to sell, solicit offers to purchase, or sell any Company securities that would be deemed to be integrated with this Offering without PGE’s written consent, it being agreed and understood that nothing in this Agreement would prohibit the Company at any time following the final closing of the Offering from issuing (i) stock options and common stock issuable upon exercise of outstanding options and warrants, (ii) shares issuable under the Company’s employee stock purchase plan or (iii) securities issued in connection with any strategic alliance, license agreement, merger, consolidation, acquisition or business development transaction. In addition, except for the issuance to the Company’s employees, directors and consultants of stock options and common stock issuable upon exercise of outstanding options and warrants or pursuant to the Company’s employee stock purchase plan, as amended from time to time, the Company has not offered to sell, solicited offers to purchase, or sold any of the securities during the six months preceding the date of this Agreement. Notwithstanding the foregoing, the Company shall not be precluded from issuing equity securities or agreeing to issue equity securities (including any securities convertible into equity securities of the Company) to a third party with which the Company enters into any license, strategic or collaborative partnership agreement, provided that the Company does not issue or agree to issue in excess of one million (1,000,000) shares of its Common Stock;

(b). The Company has all requisite corporate power and authority to execute and perform this Agreement. All corporate action necessary for the authorization, execution, delivery and performance of this Agreement has been taken. This Agreement constitutes a valid and binding obligation of the Company, except as may be limited by bankruptcy laws or other equitable principles; and

(c). The execution and performance of this Agreement by the Company and the offer and sale of the Shares in the Offering will not violate any provision of the certificate of incorporation or bylaws of the Company or any material agreement or other material instrument to which the Company is a party or by which it is bound. Any necessary and material approvals, governmental and private, will be obtained by the Company prior to the closing.

6. Matters Relating to Engagement. In rendering such services, Pacific Growth shall act as an independent contractor, and any duties of Pacific Growth arising out of its engagement hereunder shall be owed solely to the Company.

The Company acknowledges that Pacific Growth is not an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and Pacific Growth shall have no responsibility or liability to the Company with respect thereto.

In addition, Pacific Growth may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Offering. Pacific Growth will not use confidential information obtained from the Company pursuant to this engagement or it other relationships with the Company in connection with the performance by Pacific Growth of services for other companies, and Pacific Growth will not furnish any such information to other companies. The Company also acknowledges that Pacific Growth have no obligation to use in connection with this engagement, or to furnish to the Company, confidential information obtained from other companies.

7. Governing Law. This letter agreement, including Annex A hereto, shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof. The Company and Pacific Growth irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of either party related to or arising out of this letter agreement or the performance of services hereunder.

Any dispute between the parties concerning the interpretation, validity, or performance of this Agreement or any of its terms and provisions will be submitted to binding arbitration in San Francisco, California, in accordance with the then-current arbitration rules of JAMS (except to the extent those rules are inconsistent with any provision of this Agreement) before a single arbitrator chosen under those rules. The prevailing party in such arbitration will be awarded its legal fees and expenses from the non-prevailing party and will have the right to have any award made by the arbitrator confirmed by a court of competent jurisdiction. The parties agree to keep confidential the existence, conduct, and content of any arbitration and any award rendered, and not to disclose the same to any person other than its attorneys, auditors, financial advisors, or assignees permitted hereunder, except as may be required by law or governmental authority, or present to a court in order to secure confirmation, enforcement, or vacation of an arbitration award.

8. Miscellaneous. This letter agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This letter agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this letter agreement. This letter agreement is solely for the benefit of the Company and Pacific Growth, and no other person (except for indemnified persons to the extent set forth in Annex A hereto) shall acquire or have any rights under or by virtue of this letter agreement. This letter agreement may not be assigned by either party hereto without the other party’s prior written consent. Neither party hereto shall be responsible or have any liability to any other party for any indirect, special or consequential damages arising out of or in connection with this letter agreement or the transactions contemplated hereby, even if advised of the possibility thereof.

This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please so indicate by executing this letter, together with the enclosed duplicate originals.

Very truly yours,

PACIFIC GROWTH EQUITIES, LLC

By:	/s/ Richard Osgood
Name:	Richard Osgood
Title:	Chairman

ACCEPTED AND AGREED TO AS OF THE ABOVE DATE:

BARRIER THERAPUETICS, INC.

By:	/s/ Anne Van Lent
Name:	Anne Van Lent
Title:	EVP, Chief Financial Officer

ANNEX C

Indemnification and Contribution

In consideration of the letter agreement between Pacific Growth Equities, LLC (“Pacific Growth”) to act on behalf of Barrier Therapuetics, Inc. (the “Company”), dated September 21, 2007, the Company agrees to indemnify and hold harmless Pacific Growth, its affiliates and their respective partners, directors, officers, employees, agents, consultants and controlling persons (each an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with the transactions contemplated by the letter agreement to which this Annex A is attached (the “Agreement”), or any claim, litigation, investigation or proceedings relating to the foregoing (“Proceedings”) regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally determined to have resulted from the gross negligence or willful misconduct of such Indemnified Person. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with the Agreement, any transactions contemplated thereby or Pacific Growth’s role or services in connection therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by the Company are finally determined to have resulted from the gross negligence or willful misconduct of such Indemnified Person.

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and such Indemnified Person on the other hand but also the relative fault of the Company and such Indemnified Person, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Company on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by the Company pursuant to any sale of the Securities (whether or not consummated) bears to (ii) the fee paid or proposed to be paid to Pacific Growth in connection with such sale. The indemnity, reimbursement and contribution obligations of the Company under these paragraphs shall be in addition to any liability which the Company may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and any Indemnified Person.

The Company shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such Proceedings, the Company agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested the Company to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Annex A, the Company shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Company of such request for reimbursement and (ii) the Company shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Company shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings.

Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the Agreement.

September 21, 2007

BARRIER THERAPEUTICS, INC.		PACIFIC GROWTH EQUITIES, LLC

By:	/s/ Anne Van Lent	By:	/s/ Richard Osgood
Name:	Anne Van Lent	Name:	Richard Osgood
Title:	EVP, Chief Financial Officer	Title:	Chairman